Exhibit (23.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Badger Meter, Inc.

Milwaukee, Wisconsin

We consent to the inclusion of our report dated March 15, 2012, with respect to the consolidated balance sheets of Racine Federated, Inc. and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Badger Meter, Inc. dated January 31, 2012.

/s/ CliftonLarsonAllen LLP

Racine, Wisconsin

April 13, 2012